LT United Inc. a shipping company

In the State of Georgia with principal office in

Alpharetta, Georgia.

(Hereinafter referred to as the "Agent")

OF THE FIRST PART

AND:

US Auto Parts Online Inc. a Nevada corporation with principal

Office located in Henderson, Nevada.

(ereinafter referred to as the "Company")

OF THE SECOND PART

Whereas the Agent may store auto parts at Agent warehouse and ship them later to the Company for Agent fee;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

This Agreement (the "Agreement") is entered into effect this January 12, 2012.

1) Agent shall use its best efforts to provide the services ("the Services") to the company as requested and further described herein on a non-exclusive or exclusive basis, as reasonably requested by the Company.

2) Agent fee shall be calculated as 0.6 dollar per 1 lb. (Port to Port). Net value shall exclude value added tax, postage and packaging, insurance. Shipping and handling will be executed by Agent and billed later to Company on exact same amount the Agent paid. The Agent shall store all Companies shipment free of charge at The Agent warehouse.

3) The Company shall make use of the Agent’s services for a period of six months commencing on Effective Date and continuing thereafter on a month to month basis until this Agreement is terminated in accordance with paragraph 6.

4) Independent Contractor. Agent's relationship with the Company will be that of an independent contractor and not an employee. Agent will not be eligible for any employee benefits, nor will the Company make deductions from consideration paid to Agent for taxes, all of which will be Agent's responsibility. Agent will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

5) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

6) The Corporation or the Agent may terminate the Agreement by providing no less than 30 days resignation notice in writing.

7) No term of this Agreement may be amended or waived except with the written consent of the parties

8) Any notice required or permitted by this Agreement shall be in writing and shall be (I) delivered personally, (II) sent by certified or registered mail, postage prepaid, return receipt requested.

The Parties hereto have executed this Agreement as of the Effective Date.

/s/Dmitrijs Podlubnijs

Dmitrijs Podlubnijs, on behalf of US Auto Parts Inc

/s/Darius Varzinskas

Darius Varzinskas, on behalf of LT United Inc.